Exhibit 99.1

On February 8, 2010, United Bancshares, Inc. issued the following release:

United Bancshares, Inc. (Nasdaq: UBOH – news), a bank holding company headquartered in Columbus Grove, Ohio with consolidated assets of $616 million today announced operating results for the quarter and year ended December 31, 2009 and that the Board of Directors declared a dividend of $0.15 per share to shareholders of record on February 26, 2010, payable on March 15, 2010.

For the quarter ended December 31, 2009, the Corporation reported net income of $893,000, or $0.26 per share compared to fourth quarter 2008 net income of $598,000, or $0.17 per share.  Compared with the same period in 2008, fourth quarter 2009 net income increased $295,000 or 49.4%.  The increase for the quarter, as compared to the quarter ended December 31, 2008, resulted from increases in net interest income of $195,000, non-interest income of $1,020,000, and a decrease in non-interest expenses of $79,000, offset by increases in the provision for loan losses of $850,000 and a $149,000 increase in the provision for income taxes.

Net income for the year ended December 31, 2009, was $2,883,000, or $0.84 per share compared to $4,419,000, or $1.28 per share for the same period in 2008.  Compared with the same period in 2008, net income decreased $1,536,000 or 34.8%.  The decrease in net income for the year was primarily the result of a $5,330,000 increase in the provision for loan losses and an increase of $16,000 in non-interest expenses offset by increases in net interest income of $1,137,000, non-interest income of $1,818,000, and a decrease in the provision for income taxes of $855,000.

For the quarter ended December 31, 2009, the provision for loan loss was $1,800,000 compared to $950,000 for the same period in 2008, an $850,000 increase.  For the year ended December 31, 2009, the provision for loan loss was $7,525,000 compared to $2,195,000 for the year ended December 31, 2008, a $5,330,000 increase.  The significant increases in the provision for loan losses for the comparable quarterly and annual periods was  attributable to an increase in the level of both net loan charge-offs and problem and potential problem loans.  Net loan charge-offs for the year ended December 31, 2009 amounted to $6.2 million, including $4.6 million in the fourth quarter of 2009, compared to $600,000 for the year ended December 31, 2008.  Most of the net loan charge-offs have come from the commercial and commercial real estate portfolios.  The Corporation has also experienced increases in the level of problem and potential problem loans.  In light of high unemployment and the continued uncertainty of the real estate markets in which the Corporation serves, especially with respect to commercial real estate, management believed it prudent to make the aforementioned provisions to the allowance for loan losses.  The allowance for loan losses as a percentage of total loans has increased to 1.18% at December 31, 2009 compared to .76% at December 31, 2008.

For the quarter ended December 31, 2009, non-interest income was $1,075,000, compared to $55,000  for the fourth quarter of 2008, a $1,020,000 increase.  For the year ended December 31, 2009, non-interest income was $4,492,000, compared to $2,674,000 for the year ended December 31, 2008, a $1,818,000 increase.  Most of the increases in non-interest income were attributable to secondary market lending activities.  Gain on sales of loans amounted to $163,000 for the quarter ended December 31, 2009, compared to $38,000 for the fourth quarter of 2008, an increase of $125,000.  Gain on sales of loans amounted to $1,376,000 for the year ended December 31, 2009 on sales of $65.9 million compared to $346,000 on sales of $15.8 million for the year ended December 31, 2008, an increase of $1,030,000.  The significant increase in loan sales activity in 2009 as compared to 2008 is attributable to the significant decline in mortgage interest rates during the fourth quarter of 2008 and throughout 2009 which resulted in significant refinancing by borrowers.  Despite the significant loan sales activity experienced during 2009, the balance of the Corporation’s serviced portfolio has remained relatively unchanged increasing only $2.6 million to $190.1 million at December 31, 2009.  Non-interest income in 2009, as compared to 2008, was also positively impacted by the change in fair value of mortgage servicing rights which increased $140,000 in 2009 and decreased $649,000 in 2008.  These changes were largely impacted by the sharp decline in long-term interest rates during the latter part of 2008.

For the quarter ended December 31, 2009, non-interest expenses were $3,392,000, compared to $3,471,000 for the comparable period in 2008, a $79,000 (2.3%) decrease.  For the year ended December 31, 2009, non-interest expenses totaled $14,479,000, compared to $14,463,000 for the comparable period of 2008, an increase of $16,000 (0.11%).  Non-interest expenses for the year ended December 31, 2009 included a $1,077,000 increase in the Corporation’s Federal Deposit Insurance Corporation (FDIC) expense.  This increase was due to an industry-wide increase in deposit premium rates.  Conversely, the Corporation experienced a decrease in several non-interest expense categories during 2009 as compared to 2008, including advertising ($71,000), seminars and training ($66,000), dealer reserve ($98,000), ATM processing ($223,000), other real estate owned expense ($67,000), and miscellaneous expense ($395,000).

Total assets of $616.4 million at December 31, 2009 remained relatively unchanged from $616.1 million at December 31, 2008.  The most significant changes in asset categories were the $10.3 million (2.5%) decrease in gross loans and the $5.2 million increase in other real estate owned.

Shareholders’ equity increased from $50.7 million at December 31, 2008 to $54.3 million at December 31, 2009 primarily due to net income of $2,883,000, and a $2,772,000 increase in unrealized securities gains, net of tax, which was offset by the payment of dividends ($2,066,000).

United Bancshares, Inc. is a locally owned and operated holding company of The Union Bank Company which serves Allen, Putnam, Sandusky, Van Wert and Wood Counties in Ohio, with office locations in Bowling Green, Columbus Grove, Delphos, Gibsonburg, Kalida, Leipsic, Lima, Ottawa, and Pemberville, Ohio.

This release may contain certain forward-looking statements that are provided to assist in the understanding of anticipated future financial performance.  However, such performance involves risk and uncertainties that may cause actual results to differ materially.  Factors that could cause actual results to differ from those discussed in the forward-looking statements include, but are not limited to, the strength of the local economies in which operations are conducted, the effects of and changes in policies and laws of regulatory agencies, inflation, and interest rates.  For further discussion of certain factors that may cause such forward-looking statements to differ materially from actual results, refer to the 2008 Form 10-K.